EXHIBIT 21
Subsidiaries
TNP Strategic Retail Operating Partnership, L.P. (Delaware)
TNP SRT Secured Holdings, LLC (Delaware)
TNP SRT Moreno Marketplace, LLC (Delaware)
TNP SRT Waianae Mall, LLC (Delaware)
TNP SRT Northgate Plaza Tucson Holdings, LLC (Delaware)
TNP SRT Northgate Plaza Tucson, LLC (Delaware)
TNP SRT San Jacinto, LLC (Delaware)
TNP SRT Craig Promenade, LLC (Delaware)